Unaudited Pro Forma Condensed Combined Statements of Operations	Exhibit 99.2

	Historical
	Plug Power twelve months ended December 31, 2002	H Power twelve months ended November 30, 2002 (ii)	Pro forma Adjustments		Pro forma Combined
Revenue
Product and service revenue	$9,426,803	$1,966,692	$(1,966,692	)(1)	$9,426,803
Research and development contract revenue	2,391,374	1,038,131	(986,578	)(1)	2,442,927

Total revenue	11,818,177	3,004,823	(2,953,270)		11,869,730

Cost of revenue and expenses
Cost of revenues	11,340,657	6,501,997	(6,461,244	)(1)	11,381,410
In-process research and development	—	—	—		—
Research and development expense:
Noncash stock-based compensation	1,003,616	—	—		1,003,616
			2,750,000	(2)	—
Other research and development	39,285,548	16,726,034	(1,644,591	)(3)	57,116,991
General and administrative expense:
Noncash stock-based compensation	481,927	—	—		481,927
Other general and administrative	6,473,957	11,446,625	(727,180	)(4)	17,193,402

Operating loss	(46,767,528)	(31,669,833)	5,879,745		(75,307,616)

Interest income, net	1,558,440	1,301,996	—		2,860,436

Loss before equity in losses of affiliates	(45,209,088)	(30,367,837)	5,879,745		(72,447,180)

Equity in losses of affiliates	(2,009,238)	—	—		(2,009,238)

Net loss	$(47,218,326)	$(30,367,837)	$5,879,745		$(74,456,418)

Loss per share:
Basic and diluted	$(0.93)				$(1.23)

Weighted average number of common shares outstanding	50,644,950	8,950,113			59,595,063

(ii)	The twelve-month period ended November 30, 2002 as presented for H Power was derived by adding the six-months ended November 30, 2002 to H Power's fiscal year end May 31, 2002, and removing the six-months ended November 30, 2001.

See accompanying notes to pro froma information

Note 1 Unaudited Pro Forma Condensed Combined Statement of Operations

PRODUCT REVENUE AND COST OF PRODUCT REVENUE:

(1)	To eliminate the revenue and cost of revenue related to product lines not expected to be continued.

RESEARCH AND DEVELOPMENT EXPENSE:

(2)	To record amortization of identifiable intangible assets noted above over an estimated useful life of 24 months. This adjustment has been recorded as a component of research and development as it is related to amortization of capitalized technology expected to be utilized in research and product development activities.

(3)	To adjust depreciation expense based on the adjustments to the fair value of facilities to be acquired.

GENERAL AND ADMINISTRATIVE EXPENSE:

(4)	To adjust rent expense for facilities and equipment expected to be disposed of or abandoned.